Exhibit 99.1

FOR IMMEDIATE RELEASE

BioDelivery Sciences Announces Development Collaboration

for Bioral Amphotericin B

Drugs for Neglected Diseases initiative (DNDi) to fund development and distribution in developing countries for select parasitic diseases

RALEIGH, N.C., January 21, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced the signing of a research collaboration and licensing agreement with the Drugs for Neglected Diseases initiative (DNDi), a not-for-profit foundation focused on the development of new drugs and new formulations of existing drugs for patients suffering from some of the world’s most neglected communicable diseases.

DNDi will collaborate with BDSI on a non-exclusive basis in the design and conduct of a research and clinical development program to assess the efficacy and safety of Bioral™ Amphotericin B for the treatment of neglected diseases like leishmaniasis and Chagas disease. These potentially fatal parasitic diseases afflict millions worldwide and cause significant morbidity and mortality. Bioral Amphotericin B utilizes BDSI’s patented Bioral drug delivery technology, which encapsulates a drug in a lipid covering to potentially facilitate the oral administration of drugs otherwise given by intravenous administration.

Under the terms of the agreement, DNDi will execute a mutually agreed upon clinical development plan for Bioral Amphotericin B and seek regulatory approvals and distribution outside the U.S. and Europe for the diseases specified. The agreement covers many of the poor and marginalized countries of the world. BDSI will be responsible for manufacturing and providing clinical trial materials. All costs incurred will be the responsibility of DNDi.

“We are pleased to join with DNDi to address these important health concerns affecting millions of people in poor and developing countries,” said Dr. Raphael Mannino, Chief Scientific Officer at BDSI. “We welcome this promising opportunity to work with DNDi and are looking forward to advancing the product in an effort to potentially help individuals afflicted with these terrible diseases. We are also very pleased to receive this additional validation of our Bioral technology and to have the opportunity to continue to assess Bioral Amphotericin B in humans.”

The data generated through the collaborative development program is expected to also assist BDSI in furthering the development of Bioral Amphotericin B for broader use in treating a variety of common systemic fungal infections which are not covered by the DNDi agreement, such as esophageal candidiasis. The first Phase 1 trial of Bioral Amphotericin B was completed in December and results are expected to be announced within the next several weeks.

FOR IMMEDIATE RELEASE

About the Drugs for Neglected Diseases Initiative (DNDi)

The Drugs for Neglected Diseases initiative (DNDi) is an independent, not-for-profit product development partnership working to research and develop new and improved treatments for neglected diseases such as human African trypanosomiasis (HAT), leishmaniasis, Chagas disease and malaria. With the objective to address unmet patient needs for these diseases, DNDi was established in 2003 by Institut Pasteur and Médecins Sans Frontières along with four publicly-funded research organizations in neglected disease-endemic countries (Brazil, India, Kenya, and Malaysia). Working in partnership with industry and academia, DNDi has the largest ever R&D portfolio for the kinetoplastid diseases and currently has 7 clinical and 4 preclinical projects. DNDi has delivered its first two products, fixed-dose antimalarials, in 2007 and in 2008: “ASAQ” in partnership with Sanofi-Aventis, and “ASMQ”. In December 2008, DNDi and partners announced the positive Phase 3 results of “NECT”, an improved combination therapy for HAT. For further information, please consult www.dndi.org.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS™, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, the results of the Company’s collaboration with DNDi and the viability of Bioral™ Amphotericin B generally, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

FOR IMMEDIATE RELEASE

Contact

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

+1 919-582-9050

amedwar@bdsinternational.com